Form 10KSB, Exhibit 13
period 2001-06-30
MEGACHAIN COM LTD
filed 2001-09-24
CIK 934796

                                                                      EXHIBIT 13

                              CONSULTING AGREEMENT

1. PARTIES.

        1.1. This Consulting Agreement (this "Agreement") is made and entered into effective as of January 15, 2001, by and between MegaChain.com, Ltd., a Delaware corporation, (the "Company"), whose address is 4 West 8th Avenue, Vancouver, BC V5Y 1M7 and Samuel M. Skipper, a natural person, (the "Consultant"), whose address is 11757 Katy Freeway, Suite 950, Houston, Texas 77079-1723.

2. RECITALS.

        2.1. This Agreement is made with reference to the following facts and circumstances.

                (a) The Company wishes to engage the services of the Consultant to advise and consult with the Company on certain business and financial matters as set forth in this Agreement.

                (b) The Consultant is willing to accept such engagement, on the terms set forth in this Agreement.

        2.2. In consideration of the premises, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Consultant agree as follows.

3. ENGAGEMENT.

        3.1. The Company hereby engages the services of the Consultant, as an independent contractor, for a period of one year beginning on the date hereof, and ending one year from and after the date hereof (the "Term"), and the Consultant hereby accepts such engagement, for the purposes set forth in section
3.2. below.

        3.2. The scope of the services to be rendered by the Consultant to the Company are and are limited to the following:

                (a) The Consultant shall, from time to time as the Company may request, advise and consult with the Company's board of directors and executive officers regarding (i) the Company's merger and acquisition strategies, including the evaluation of targets and the structuring of transactions; (ii) the Company's investor relations; and (iii) the Company's business development activities, including major geographic and service expansion plans.

                (b) The Consultant shall devote such time to this engagement as is reasonably necessary, but the Consultant need not devote his full time or attention to the engagement. The Company recognizes that the Consultant has numerous clients and engagements, and that this engagement is not exclusive.

                (c) The services need not be rendered at the Company's offices and may be rendered by telephonic communication; provided, however, that upon the Company's request and reasonable notice, the Consultant will attend meetings of the Company's board of directors and executive officers for the purpose of advising and consulting with them with respect to matters within the scope of this engagement.

                (d) Anything in this Agreement to the contrary notwithstanding, the services rendered by the Consultant under this Agreement shall not include any services in connection with the offer or sale of securities and will not directly or indirectly promote or maintain a market for the Company's securities.




                                                                    INITIALS

                                                                   ----------
                                                                     Company

                                                                   ----------
                                                                   Consultant

MEGACHAIN.COM, LTD. & SAMUEL M. SKIPPER    PAGE 2 OF 2 PAGE CONSULTING AGREEMENT



4. THE CONSULTANT'S FEES AND EXPENSES.

        4.1. The Company shall pay the Consultant as a fee for his services under this Agreement (the "Consulting Fee") 40,000 shares (the "Shares") of the Company's common stock ("Common Stock"). The Consulting Fee shall be fully earned and non-refundable in consideration of the Consultant's execution of this Agreement.

        4.2. Promptly upon the execution of this Agreement, the Company shall cause the Shares to be issued to the Consultant under the Company's Directors and Employees Stock Option and Stock Award Plan dated November 30, 2000 that is registered under the Securities Act of 1933, as amended, pursuant to an effective registration statement on form S8, dated January 2, 2001. The certificates representing the Shares shall not contain any restrictive legends. In connection with the issuance of the Shares to the Consultant, the Consultant hereby represents and warrants to the Company that the Consultant is an "accredited investor" as defined by paragraph (a) of SEC Rule 501.

        4.3. The Company shall issue irrevocable instructions to its transfer agent (the "Irrevocable Transfer Agent Instructions") to issue the certificates representing the Shares in Depository Trust Corporation ("DTC") form, free and clear of any legend, restriction or stop order, and deliver the shares, so registered, to DTC for the Consultant's account. The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 4.3 will be given by the Company to its transfer agent and that the Shares shall otherwise be freely transferable on the books and records of the Company. Nothing in this Section 4.3 shall affect in any way the Consultant's obligations and agreement to comply with all applicable securities laws upon resale of the Shares. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to Purchaser by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 4.3 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 4.3, that Consultant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

        4.4. In the event that the Company shall consummate a merger or acquisition with an entity introduced by the Consultant during the Term, the Company shall also pay the Consultant an advisory fee ("Advisory Fee") equal to five percent (5%) of the first $5 million of the aggregate value of the transaction, four percent (4%) of the next $5 million of aggregate value and one (1%) of any value over $10 million. In the event that the consideration received or paid in a transaction described in this Agreement is in whole or in part in a form other than cash (such as securities) or is contingent upon the occurrence or non occurrence of some future event (such as future earnings or additional financing), the value of such non cash payments and future consideration, for purposes of calculating the Consultant's fee, shall be the fair market value thereof (as reasonably determined by the Company), as of the date of the consummation of the transaction. The Advisory Fee shall be fully earned upon the execution of a binding agreement for the transaction to which it relates, and shall be paid at the closing or upon the initial funding of the transaction, whichever occurs first. The Company shall pay the Consultant an Advisory Fee for each transaction in which the Consultant has advised or consulted with the Company during the Term, notwithstanding the parties to such transaction do not execute a binding agreement until after the end of the Term, or that the transaction does not close or fund until after the end of the Term.

        4.5. The Shares delivered to the Consultant for his services under this Agreement shall include the Consultant's costs and expenses incurred in the performance of this Agreement, including travel, lodging, meals and legal fees.

5. CONFIDENTIAL INFORMATION.

        5.1. The parties hereto recognize that a major need of the Company is to preserve its specialized knowledge, trade secrets, and confidential information. The strength and good will of the Company is derived from the specialized knowledge, trade secrets, and confidential information generated from experience with the activities undertaken by the Company and its subsidiaries. The disclosure of this information and knowledge to competitors




                                                                    INITIALS

                                                                   ----------
                                                                     Company

                                                                   ----------
                                                                   Consultant

MEGACHAIN.COM LTD. & SAMUEL M. SKIPPER     PAGE 3 OF 3 PAGE CONSULTING AGREEMENT



would be beneficial to them and detrimental to the Company, as would the disclosure of information about the marketing practices, pricing practices, costs, profit margins, design specifications, analytical techniques, and similar items of the Company and its subsidiaries. By reason of his being a Consultant to the Company, Consultant has or will have access to, and will obtain, specialized knowledge, trade secrets and confidential information about the Company's operations and the operations of its subsidiaries, which operations extend through the United States. Therefore, Consultant recognizes that the Company is relying on these agreements in entering into this Agreement:

        5.2 During and after the Term Consultant will not use, disclose to others, or publish any inventions or any confidential business information about the affairs of the Company, including but not limited to confidential information concerning the Company's products, methods, engineering designs and standards, analytical techniques, technical information, customer information, employee information, and other confidential information acquired by him in the course of his past or future services for the Company. Consultant agrees to hold as the Company's property all memoranda, books, papers, letters, formulas and other data, and all copies thereof and therefrom, in any way relating to the Company's business and affairs, whether made by him or otherwise coming into his possession, and on termination of his employment, or on demand of the Company, at any time, to deliver the same to the Company within twenty four hours of such termination or demand.

        5.3 During the Term Consultant will not induce any employee of the Company to leave the Company's employ or hire any such employee (unless the Board of Directors of the Company shall have authorized such employment and the Company shall have consented thereto in writing).

6.      ARBITRATION OF DISPUTES, LITIGATION EXPENSES.

        6.1. Any controversy or claim arising out of or relating to any acts or omissions of either party hereto or any of the Company's officers, directors, agents, affiliates, associates, employees or controlling persons shall be settled by arbitration under the Federal Arbitration Act in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA") and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In such arbitration proceedings, the parties shall be entitled to any and all remedies that would be available in the absence of this Section and the arbitrators, in rendering their decision, shall follow the substantive laws that would otherwise be applicable. The parties acknowledge that the subject matter of this Agreement is of unique value to Consultant and agree that Consultant shall have the right to specific enforcement of this Agreement. The arbitration of any dispute pursuant to this Section shall be held in Houston, Texas. Notwithstanding the foregoing in order to preserve the status quo pending the resolution by arbitration of a claim seeking relief of an injunctive or equitable nature, any party, upon submitting a matter to arbitration as required by this Section, may simultaneously or thereafter seek a temporary restraining order or preliminary injunction from a court of competent jurisdiction pending the outcome of the arbitration.

        6.2. In the event of any litigation or other proceeding between the Company and the Consultant with respect to the subject matter of this Agreement and the enforcement of the rights hereunder, the losing party shall reimburse the prevailing party for all of his/its reasonable costs and expenses, as well as any forum fees, relating to such litigation or other proceeding, including, without limitation, his/its reasonable attorneys' fees and expenses, provided that such litigation or proceeding results in a

                (a) final settlement requiring payment to the prevailing party;
    or

                (b) final judgment.

 7.     MISCELLANEOUS.

        7.1. Relationship. The relationship between the Company and the Consultant created by this Agreement is that of independent contractors. Consultant understands and agrees that (i) Consultant will not be treated as an employee of the Company for federal tax purposes; (ii) Company will not withhold on behalf of Consultant pursuant to this Agreement any sums for income tax, unemployment insurance, social security, or any other withholding pursuant to any law or requirement of any governmental body relating to Consultant; (iii) all of such payments,

                                                                     INITIALS

                                                                     ----------
                                                                     Company

                                                                     ----------
                                                                     Consultant

MEGACHAIN.COM LTD. & SAMUEL M. SKIPPER    PAGE 4  OF 4 PAGE CONSULTING AGREEMENT



withholdings, and benefits, if any, are the sole responsibility of Consultant; and (iv) Consultant will indemnify and hold Company harmless from any and all loss or liability arising with respect to such payments, withholdings, and benefits, if any. In the event the Internal Revenue Service or any other governmental agency should question or challenge the independent contractor status of Consultant, the parties agree that Consultant and Company shall have the right to participate in any discussion or negotiation occurring with such agency or agencies, irrespective of who initiates the discussion or negotiations. The services to be rendered by the Consultant pursuant to this Agreement do not include the services or activities of an "investment adviser," as that term is defined by U.S. federal or state laws and, in performing services under this Agreement, the Consultant shall not be deemed to be an investment adviser under such laws.

        7.2. Indemnity. The Company hereby agrees to defend, indemnify, and hold the Consultant, and his employees, agents, partners and affiliates harmless from and against any and all claims, damages, judgments, penalties, costs, and expenses (including attorney fees and court costs now or hereafter arising from the enforcement of this clause) arising directly or indirectly from the activities of the Consultant or any of his employees, agents, partners or affiliates under this Agreement, or from the activities of the Company or any of its shareholders, officers, directors, employees, agents, partners or affiliates, whether such claims are asserted by any governmental agency or any other person. This indemnity shall survive termination of this Agreement.

        7.3. Advertisement. The Company agrees that the Consultant has the right to place advertisements in financial and other newspapers and journals at his own expense describing his services to the Company.

        7.4. Notices. Any notice or other communication required or permitted to be given shall be in writing and shall be mailed by certified mail, return receipt requested (or by the most nearly comparable method if mailed from or to a location outside of the United States), or delivered against receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section). Any notice given to any corporate party shall be addressed to the attention of the Corporation Secretary. Any notice of other communication given by certified mail (or by such comparable method) shall be deemed given at the time of certification thereof (or comparable act), except for a notice changing a party's address which will be deemed given at the time of receipt thereof.

        7.5. Survival of Obligations. The obligations of the parties under Sections 6 and 7.2 of this Agreement shall survive the termination for any reason of this Agreement (whether such termination is by the Company, by the Consultant, upon the expiration of this Agreement or otherwise).

        7.6. Severability. In case any one or more of the provisions or part of the provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall be deemed not to affect any other jurisdiction or any other provision or part of a provision of this Agreement, but this Agreement shall be reformed and construed in such jurisdiction as if such provision or part of a provision held to be invalid or illegal or unenforceable had never been contained herein and such provision or part reformed so that it would be valid, legal and enforceable in such jurisdiction to the maximum extent possible. In furtherance and not in limitation of the foregoing, the Company and Consultant each intend that the covenants contained in Section 5 shall be deemed to be a series of separate covenants, one for each county of the State of Texas and one for each and every other state, territory or jurisdiction of the United States and any foreign country set forth therein. If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants, then such enforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings. If, in any judicial proceeding, a court shall refuse to enforce any one or more of such separate covenants because the total time thereof is deemed to be excessive or unreasonable, then it is the intent of the parties hereto that such covenants, which would otherwise be unenforceable due to such excessive or unreasonable period of time, be enforced for such lesser period of time as shall be deemed reasonable and not excessive by such court.

        7.7. Entire Agreement, Amendment. This Agreement contains the entire agreement between the Company and the Consultant with respect to the subject matter thereof. Consultant acknowledges that he neither holds any

                                                                     INITIALS

                                                                     ----------
                                                                     Company

                                                                     ----------
                                                                     Consultant

MEGACHAIN.COM, LTD. & SAMUEL M. SKIPPER    PAGE 5 OF 5 PAGE CONSULTING AGREEMENT


right, warrant or option to acquire securities of the company, nor has the right to any such rights, warrants or options, except pursuant to this Agreement. This Agreement may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by or on behalf of the party against whom any amendment, waiver, change, modification or discharge is sought.

        7.8. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas; provided, however, if any provision of this Agreement is unenforceable under Texas law, but is enforceable under the laws of the State of Delaware, then Delaware shall govern the construction and enforcement of that provision. The courts of the State of Texas shall have exclusive jurisdiction for any action arising out of or related to this Agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the date first above written.

The Consultant:                             The Company:

                                            MegaChain.com, Ltd.


SAMUEL M. SKIPPER                           By  TOM LAVIN
-------------------------                      ----------------------------------------
Samuel M. Skipper                            Tom Lavin, President & Chief Executive Officer

Date signed  January 15, 2001               Date signed  January 15, 2001
            ------------------                          ------------------


                                                                       INITIALS

                                                                      ----------
                                                                       Company

                                                                      ----------
                                                                      Consultant